UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 30, 2006 (January 24, 2006)
SUNOCO LOGISTICS PARTNERS L.P.
(Exact name of registrant as specified in its charter)

Delaware	1-31219	23-3096839

(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

Ten Penn Center, 1801 Market Street, Philadelphia, PA	19103-1699

(Address of principal executive offices)	(Zip Code)
(215) 977-3000
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement
     At a regularly scheduled meeting held on January 24, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of Sunoco Partners LLC (the “Company”), general partner of Sunoco Logistics Partners L.P. (the “Partnership”) approved the following:
1.	base salary increases for the Company’s named executive officers and other key employees;

2.	amounts for the 2005 annual cash bonus awards under the Company’s Annual Incentive Plan (the “AIP”), to be paid in March 2006, to the Company’s named executive officers and other key employees; and

3.	performance criteria and annual guideline incentive opportunities for the 2006 annual cash bonus awards under the AIP, payable in March 2007, for the Company’s named executive officers and other key employees.
     The 2005 cash bonus awards were, and the 2006 cash bonus awards will be, made in conformity with certain pre-established objective performance measures for the Partnership, relating to annualized goals for cash earned and available for distribution to unitholders, as modified by: (a) certain health, environment and safety performance goals, and (b) certain performance goals specific to the Partnership’s crude oil lease acquisition business unit. Actual payout of these awards can range from zero to two times a specified target percentage of a participant’s annual salary.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOCO LOGISTICS PARTNERS LP.
By:	Sunoco Partners LLC, its General Partner

By:	/s/ JENNIFER L. ANDREWS
Jennifer L. Andrews
Comptroller

Date: January 30, 2006

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